Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA

SELECTED CONSOLIDATED FINANCIAL DATA

Our selected consolidated financial data should be read together with our consolidated financial statements and related notes included in Item 8, “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.

The following tables set forth the selected consolidated financial data for each of the years in the five-year period ended December 31, 2008.  The selected consolidated financial data is qualified in its entirety and should be read in conjunction with the Consolidated Financial Statements and related notes thereto set forth in Item 8 and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.  We have derived the consolidated statements of operations  data for the years ended December 31, 2008, 2007 and 2006 and the consolidated balance sheet data as of December 31, 2008 and December 31, 2007 from the consolidated audited financial statements included elsewhere in this Annual Report on Form 10-K.  The consolidated statement of operations data for the years ended December 31, 2005 and 2004 and the balance sheet data as of December 31, 2006, 2005 and 2004 were derived from the consolidated audited financial statements that are not included in this Annual Report on Form 10-K.

	For the Years Ended December 31,
	2008	2007	2006	2005	2004
	(US$ 000’s, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues	$1,019,934	$838,856	$602,646	$400,978	$182,339
Operating (loss) / income	(127,797)	210,456	142,971	52,196	18,671
Net (loss) / income from continuing operations	(263,694)	110,205	35,794	42,835	15,938
Net (loss) / income on discontinued operations	(3,785)	(4,480)	(7,217)	(513)	2,524
Net income / (loss) attributable to CME Ltd.	$(269,546)	$88,618	$21,626	$42,322	$18,462

PER SHARE DATA:
Net (loss) / income per common share from:
Continuing operations – basic	$(6.28)	$2.25	$0.72	$1.24	$0.57
Continuing operations – diluted	(6.28)	2.23	0.71	1.21	0.55
Discontinued operations – basic	(0.09)	(0.11)	(0.18)	(0.01)	0.09
Discontinued operations – diluted	(0.09)	(0.11)	(0.18)	(0.01)	0.09
Net (loss) / income – basic	(6.37)	2.14	0.54	1.22	0.66
Net (loss) / income – diluted	$(6.37)	$2.12	$0.53	$1.19	$0.63
Weighted average common shares used in computing per share amounts (000’s)
Basic	42,328	41,384	40,027	34,664	27,871
Diluted	42,328	41,833	40,600	35,430	29,100

CONSOLIDATED BALANCE SHEET DATA:
Cash	$107,433	$142,812	$145,902	$71,658	$152,568
Other current assets	387,323	392,280	271,763	215,268	112,481
Non-current assets	1,911,860	1,803,343	1,401,335	1,101,924	179,590
Total assets	$2,406,616	$2,338,435	$1,819,000	$1,388,850	$444,639
Current liabilities	228,673	234,470	184,461	206,961	109,745
Non-current liabilities	1,079,498	681,003	572,584	488,099	18,965
CME Ltd. Shareholders’ equity	1,095,258	1,399,807	1,035,766	680,553	311,068
Noncontrolling interests	3,187	23,155	26,189	13,237	4,861
Total liabilities and shareholders’ equity	$2,406,616	$2,338,435	$1,819,000	$1,388,850	$444,639

Seasonality

We, like other television operators, experience seasonality, with advertising sales tending to be lowest during the third quarter of each calendar year, which includes the summer holiday period (typically July and August), and highest during the fourth quarter of each calendar year.